EXHIBIT 10.20

Summary of 2000 Incentive Compensation Plan

At the end of 1999, the Human Resources Committee of the Board of Directors adopted the Year 2000 Incentive Compensation Plan (the "Plan"). The Plan established target award opportunities ranging from 23% of base salary for key employees to 75% of base salary for the Chief Executive Officer. The bonuses were earned based on the achievement of certain financial targets, which are established based on the individual participant's position. For the Chief Executive Officer and the Chief Operating Officer the bonus awards for 100% of targeted performance were set at 75% and 60%, respectively, of their base salaries. For the Senior Vice Presidents and the General Counsel the bonus awards for 100% of targeted performance were set at 55% and 40%, respectively, of their base salaries. Messrs. Miles, Kunkle, Jellison, Roos, Weston, Whiting and Addison received bonus awards for 2000 of 91.2%, 72.9%, 66.8%, 59.7%, 53.5%, 74.5% and 48.6%, respectively.

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